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S:\Elize\Agreement\Rockwell\Saxendrift BEE\ROCK2 EB1 Sale of Shares and Claims Agr (Draft 5).DOC
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02.10.08

SALE OF SHARES AND CLAIMS AGREEMENT

between

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

LIBERTY LANE TRADING 167 (PROPRIETARY) LIMITED

and

SAXENDRIFT MINE (PROPRIETARY) LIMITED

TABACKS

TABLE OF CONTENTS

SALE OF SHARES AND CLAIMS AGREEMENT

1. PARTIES

1.1 **ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED**

1.2 **LIBERTY LANE TRADING 167 (PROPRIETARY) LIMITED**

1.3 **SAXENDRIFT MINE (PROPRIETARY) LIMITED**

2. INTERPRETATION

2.1 The headnotes to the paragraphs in this Agreement are for reference purposes only and shall not affect the interpretation of any part hereof.

2.2 Unless inconsistent with the context, the words and expressions set forth below shall bear the following meanings:

"Act"	the Companies Act, 1973 (Act 61 of 1973), as amended from time to time
"Agreement"	this agreement together with the schedules thereto
"AVR"	Africa Vanguard Resources (Proprietary) Limited, registration number 2000/014503/07 or its nominee, both of which shall at all material times be an HDP
"Business Day"	any day other than a Saturday, Sunday or official public holiday in RSA

"Charter"	the charter on broad-based economic empowerment of HDPs in respect of the mining and mining-related industries published in terms of Section 100 of the MPRD Act
"Claims"	26% of the claims as that term is defined in the Saxendrift Sale Agreement and more specifically as these are set out in the Closing Date Accounts prepared in respect of the aforesaid agreement
"Closing Date"	2 October 2008
"DME"	the Department of Minerals and Energy
"Effective Date"	1 July 2008
"Exchange Agreement"	the agreement to be entered into between RDI and Liberty in respect of exchanging the Sale Shares for shares in RDI on the date that the provisions for the aforesaid swap will be implemented
"HDP"	an historically disadvantaged South African as defined in the Charter
"Interest Rate"	85% of the Prime Rate

"Liberty"	Liberty Lane Trading 167 (Proprietary) Limited, registration number 2006/034784/07, an HDP
"Liberty Shareholders"	AVR and the Saxendrift Trust collectively
"Liberty Shareholders' Agreement"	the shareholders' agreement to be entered into between Liberty, AVR and the Trustees
"Master"	the Master of the High Court of the RSA
"Minerals"	diamonds
"Minister"	the Minister of Minerals and Energy of the South African government from time to time
"MPRD Act"	the Minerals and Petroleum Resources Development Act, No. 28 of 2002, as amended
"Outside Date"	6 months after the second anniversary of the Closing Date
"Parties"	collectively the Seller and the Purchaser and "Party" shall mean either one of them as the context may require
"Penalty Rate"	the Prime Rate plus 2%
"Pledge"	the pledge annexed hereto as Schedule A

"Prime Rate"	the publicly quoted rate of interest (nominal annual compounded monthly in arrear) ruling from time to time (as certified by any General Manager of The Standard Bank of South Africa Limited ("Bank") whose authority and/or appointment it shall not be necessary to prove) at which the Bank lends on overdraft, to its prime customers in the private sector
"Purchase Price"	the purchase price for the Sale Shares referred to in 6.1
"Purchaser"	Liberty
"RDI"	Rockwell Diamonds Inc, a company duly incorporated and registered in terms of the laws of British Columbia, Canada, and whose shares are listed on the TSXV
"RSA"	the Republic of South Africa
"Sale Shares"	52 ordinary shares of R1,00 each in the issued share capital of Saxendrift, fully paid up and which will be beneficially owned by the Seller on the Effective Date, constituting 26% of the entire issued share capital of Saxendrift

"Saxendrift"	Saxendrift Mine (Proprietary) Limited, registration number 2006/005971/07
"Saxendrift Sale Agreement"	the sale of shares and claims agreement between Trans Hex Diamante Beperk, Trans Hex Operations (Proprietary) Limited, the Seller and RDI dated 3 March 2007, as amended
"Saxendrift Trust"	the Saxendrift Trust to be established for the benefit of the employees of Saxendrift
"Seller"	Rockwell Resources RSA (Proprietary) Limited, registration number 2005/023297/07
"Shareholders' Agreement"	the shareholders' agreement to be entered into amongst the Seller, the Purchaser and Saxendrift
"Signature Date"	the date of last signature of this Agreement
"Transaction Agreements"	the Shareholders' Agreement, the Exchange Agreement and the Saxendrift Sale Agreement collectively

"Trustees"	the trustees of the Saxendrift Trust, from time to time, duly appointed and authorised to act by the Master
"TSX"	the TSX Exchange

2.3 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.4 Unless inconsistent with the context, an expression which denotes:

2.4.1 any gender includes the other genders;

2.4.2 a natural person includes an artificial person and *vice versa*;

2.4.3 the singular includes the plural and *vice versa*.

2.5 Unless inconsistent with the context or save where the contrary is expressly indicated:

2.5.1 if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.5.2 a reference to "days" shall be construed as calendar days unless qualified by the word "business". Any reference to "business hours"

shall be construed as being the hours between 08:30 and 17:00 on any Business Day. Any reference to time shall be based upon South African Standard Time;

2.5.3 when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.5.4 in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the subsequent Business Day;

2.5.5 in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the subsequent Business Day;

2.5.6 any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.5.7 any reference in this Agreement to this Agreement or to any other agreement or document shall be construed as a reference to this Agreement or (as the case may be) such other agreement or document, as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.5.8 no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a party to this Agreement;

2.5.9 references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.5.10 a reference to a Party includes that Party's successors-in-title and permitted assigns.

2.6 The rule of construction that the contract shall be interpreted against the Party responsible for the drafting or preparation of this Agreement, shall not apply.

2.7 The interpretation and/or application of any term or provision of this Agreement shall not be affected by the fact that this Agreement has for convenience and ease of reference been separated into parts.

2.8 The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules.

3. **INTRODUCTION**

3.1 On the Effective Date the Seller was the beneficial owner of the Sale Shares and Claims and was required to dispose of same in terms of the MPRD Act.

3.2 The Seller agreed to sell and the Purchaser agreed to purchase the Sale Shares and Claims upon the terms and conditions contained in this Agreement.

3.3 The Parties wish to record the terms and conditions of their agreement in writing.

4. CONDITION PRECEDENT

4.1 This entire Agreement (save for 1, 2, this 4, 16, 20, 21, 24 to 26 (inclusive) which shall be of immediate force and effect) is subject thereto that the Transaction Agreements shall have been entered into and become unconditional, save for the condition that this Agreement shall have become unconditional by no later than 2 October 2008.

4.2 The Parties shall, where it is within their power to do so, use their reasonable commercial endeavours to procure the fulfilment of the relevant condition as soon as possible after the Signature Date.

4.3 If the condition is not fulfilled by the date specified in 4.1 above, this Agreement (save for 1, 2, 4.2, 16, 20, 21, 24 to 26 (inclusive) which shall be of immediate force and effect) shall lapse and be of no force or effect and no Party shall have any claim against the other for anything done hereunder or arising hereout.

5. SALE AND PURCHASE OF THE SHARES

The Seller hereby sells to the Purchaser which hereby purchases the Sale Shares and the Claims with effect from the Effective Date.

6. PURCHASE PRICE

6.1 The Purchase Price payable by the Purchaser to the Seller for the Sale Shares and the Claims shall be an amount of R30 326 999.

6.2 The Purchase Price shall be allocated as to:

6.2.1 the Claims, an amount equal to R30 326 973; and

6.2.2 the Sale Shares, an amount equal to the par value of the Shares (being in the aggregate R26,00).

7. **PAYMENT**

The Purchaser shall make payment of the full amount constituting the Purchase Price of which R3 032 699 will be from its own funds and the balance from the Capital Amount advanced to it in terms of 8 below, by electronic transfer in South African Rand in immediately transferable funds into an account to be nominated by the Seller, no later than 3 Business Days subsequent to the Closing Date.

8. **LOAN**

8.1 The Seller shall lend and advance to the Purchaser, who shall borrow from the Seller with effect from the Closing Date an amount equal to R27 294 300 ("Capital Amount").

8.2 The outstanding portion of the Capital Amount shall attract interest at the Interest Rate calculated from the Closing Date to the date of actual payment nominal annual compounded monthly in arrear. In the event that any amount due and owing is not paid on the date stipulated for payment in terms of 8.3, then the interest rate applicable from the due date to the actual date of payment shall be the Penalty Rate annual compounded monthly in arrear.

8.3 The Purchaser shall be liable to repay to the Seller the Capital Amount together with the interest thereon (as envisaged in 8.4 below) as follows:

8.3.1 on the first anniversary of the Closing Date an amount equal to R13 647 150 ("First Tranche") together with the interest accrued on

the outstanding portion of the Capital Amount as at this date determined on the basis set out in 8.2; and

8.3.2 on the second anniversary of the Closing Date an amount of R13 647 150 ("Second Tranche") together with the interest accrued on the outstanding portion of the Capital Amount as at this date determined on the basis set out in 8.2.

8.4 If the Capital Amount due and owing in terms of 8.3 plus interest thereon as determined in accordance with 8.2 will not have been paid to the Seller on the relevant due dates, the date for repayment of either or both such amounts shall automatically be postponed to any date thereafter, but shall be payable no later than 90 days prior to the Outside Date (the 90 day period prior to the Outside Date hereinafter the "Exclusion Period"). The Purchaser shall only be entitled to make repayment of the Capital Amount and the interest accrued thereon in two tranches on the basis envisaged in 8.3, save as otherwise provided in 8.7. It is specifically recorded that the Purchaser shall not be entitled to make repayment of any amount due and owing during the Exclusion Period.

8.5 If the Capital Amount and all the interest thereon will not have been repaid to the Seller in full prior to the commencement of the Exclusion Period, then the Seller shall be entitled to call up the security granted to it under the Pledge in respect of such of the Sale Shares held as security and not paid for in full.

8.6 The Seller shall, during the Exclusion Period, be entitled to identify an HDP, in its absolute and sole discretion, to whom it shall be entitled to sell such number of the Sale Shares and the pro rata portion of the Claims continuing

to form part of the security under the Pledge in terms of 8.5 to the HDP on the day immediately following the expiry of the Exclusion Period. It is specifically recorded that for these purposes the Seller shall be entitled to retain all the Sale Shares not paid for in full as continuing security in terms of the Pledge (and not previously released pursuant to discharge of a portion of the Capital Amount and the interest accrued thereon and/or released as a result of application of dividend payment in discharge of a portion of the Purchase Price on the basis of 8.7) together with the duly executed share transfer forms referred to in the Pledge in trust for as long as any portion of the Capital Amount and/or interest due thereon remains due and owing until the Outside Date, so as to enable it to give effect to its rights hereunder and to ensure that the mining rights awarded to the Company are not affected in any manner due to the failure of the Purchaser to comply with its payment obligations hereunder.

8.7 The Purchaser hereby consents thereto that any and all dividends and/or other distributions accruing to the Sale Shares from time to time may be applied to settle the Capital Amount and/or the interest accruing thereon from time to time. The Purchaser irrevocably authorises and instructs the Company to make payment of the dividends and/or other distributions in respect of all of the Sale Shares (including, for the avoidance of doubt those for which the Seller will have been paid in full) to the Seller, as and when same are distributed. The Seller shall on receipt of such amounts received from the Company in respect of dividends and distributions, release such number of the Sale Shares and the pro rata portion of the Claims held under pledge to the Purchaser as will equate to the pro rata portion of the Capital Amount and interest being discharged calculated with reference to the

purchase price thereof as at the Effective Date. The Purchaser shall, if so requested, execute a new share transfer form in respect of the Sale Shares remaining the subject of the Pledge against release of Sale Shares to it.

8.8 The remedies set out herein shall be the only remedies available to the Seller to enforce the Purchaser's obligations in respect of the repayment of the Capital Amount and the interest.

9. **REPURCHASE OR ON-SALE**

If the Purchaser fails to make payment in full for the Sale Shares on the basis envisaged in 8 and consequently holds less than 15% of the entire issued share capital of the Company as at the Outside Date, then the Purchaser shall have the option to sell ("Put Option"), and the Seller shall have the concomitant obligation to purchase, such number of the Sale Shares paid for and beneficially owned by the Purchaser at a price equal to the Purchase Price per Sale Share. The Put Option shall be exercisable at any time after the Closing Date but prior to the commencement of the Exclusion Period and shall be exercised by notice in writing whereafter the Seller shall either be obliged to repurchase such Sale Shares and Claims for purposes of on-sale to an HDP, or immediately on-sell the Sale Shares and Claims to an HDP, as the case may be. Pursuant to such repurchase or on-sale, the Purchaser hereby irrevocably undertakes to do all such things, take all such steps and sign all such documents and/or procure the doing of all such things, taking of all such steps and the signing of all such documents as may be necessary to give effect to the provisions of this 9.

10. **SECURITY**

As security for the outstanding portion of the Purchase Price, the Purchaser shall pledge such number of the Sale Shares and pro rata portion of the Claims not paid

for in full from time to time and cede all its right, title and interest in and to the said Sale Shares and pro rata portion of the Claims to the Seller with effect from the Closing Date to the date of settlement of the Capital Amount and the interest thereon as contemplated in 8 in full, substantially on the terms and conditions of the Pledge annexed hereto as Schedule "A". It is specifically recorded that such number of the Sale Shares and the pro rata portion of the Claims paid for in full, whether by repayment in cash of the Capital Amount plus the Interest and/or from the proceeds of the dividends and/or other distributions applied for these purposes in terms of 8.7, shall be released from the security arrangement under the Pledge.

11. **CESSION OF CLAIMS**

With effect from the Effective Date, the Seller cedes, transfers and makes over its right, title and interest in and to the Claims to the Purchaser, which cession the Purchaser hereby accepts, and which Claims the Purchaser will immediately cede to the Seller in *securitatem debiti* as provided for in 10 above.

12. **CLOSING**

On the Closing Date at 10:00, the representatives of the Seller and the Purchaser shall meet at the offices of the Seller's attorneys for purposes of a closing meeting ("Closing Meeting"). At the Closing Meeting:

12.1 the Seller shall deliver to the Purchaser:

12.1.1 certificates in respect of the Sale Shares together with a currently dated transfer form relating thereto, duly signed by the Seller and in blank as to the transferee;

12.1.2 a certified copy of a resolution of the directors of Saxendrift:

12.1.2.1 approving the transfer of the Sale Shares to the Purchaser;

12.1.2.2 appointing the nominee of the Purchaser as a director of Saxendrift;

12.1.2.3 noting the cession of the Claims to the Purchaser; and

12.1.2.4 noting the pledge and cession in respect of the Sale Shares in favour of the Purchaser;

12.2 the Purchaser shall deliver:

12.2.1 to the Seller's attorney the certificates in respect of Sale Shares not yet paid for together with a duly executed share transfer form to the Seller's attorneys, to be kept in trust in accordance with the provisions of the Pledge; and

12.2.2 to the Seller a copy of a resolution duly authorising it to enter into this Agreement, the Transaction Agreements, the Pledge and authorising the signatory to execute all of the forementioned on its behalf by no later than 17 October 2008.

13. **WARRANTIES**

13.1 The Seller gives the Purchaser no warranties whatsoever in respect of Saxendrift, save to state that:

13.1.1 it being agreed that the Purchaser is aware of the extent and ambit of the warranties given to the Seller in terms of the Saxendrift Sale Agreement;

13.1.2 it is the sole and beneficial owner of the Sale Shares and Claims on the Closing Date;

13.1.3 it is and will be duly authorised to dispose and deliver the Sale Shares and Claims on the Closing Date to the Purchaser; and

13.1.4 the Sale Shares and Claims will not be encumbered in any way whatsoever, whether as a result of a prior pledge, cession, charge and/or any other arrangement, howsoever arising and of whatsoever nature.

Save for the warranties set out herein, the Seller gives no other warranties whatsoever in respect of the Sale Shares and/or the Claims.

13.2 In the event of a breach of the warranties given to the Seller in terms of the Saxendrift Sale Agreement, the Seller undertakes in favour of the Purchaser, and if so required by the Purchaser in writing, at the Purchaser's cost, to enforce all such rights as it may have had under the aforesaid warranties to the extent of the Purchaser's pro rata portion and shall transfer, make-over and cede any such benefits to the extent of the Purchaser's pro rata portion (if any) recovered pursuant to such enforcement procedures to the Purchaser.

13.3 The sale of the Sale Shares and the Claims contemplated herein accordingly is being undertaken on a "*voetstoots*" basis, save as otherwise recorded in this 13.

14. BENEFIT AND RISK

The ownership, benefit in and risk in and to the Sale Shares and the Claims shall pass to the Purchaser with effect from the Effective Date.

15. **TRANSACTION INDIVISIBLE**

All the transactions and arrangements contained or contemplated by this Agreement together with those set out in the Transaction Agreements constitute a single and indivisible transaction.

16. **BREACH**

Should either of the Parties ("Defaulting Party") commit a breach of any of the provisions hereof, then the other Party ("Aggrieved Party") shall be obliged to give the Defaulting Party 14 days written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall be entitled to cancel this Agreement against the Defaulting Party or to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages. The aforegoing is without prejudice to such other rights as the Aggrieved Party may have at law; provided always that, notwithstanding anything to the contrary contained in this Agreement, the Aggrieved Party shall not be entitled to cancel this Agreement for any breach by the Defaulting Party unless such breach is a material breach going to the root of this Agreement and is incapable of being remedied by a payment in money, or if it is capable of being remedied by a payment in money, the Defaulting Party fails to pay the amount concerned within 14 days after such amount has been determined.

17. **MUTUAL SUPPORT**

The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the

performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

18. PARTIES NOT AFFECTED BY WAIVER OF BREACHES

18.1 The waiver (whether expressed or implied) by any Party of any breach of the terms or conditions of this Agreement by any of the other Parties shall not prejudice any remedy of the waiving Party in respect of any continuing or other breach of the terms and conditions hereof.

18.2 No failure, delay, relaxation or indulgence on the part of any Party in exercising any power or right conferred on such Party in terms of this Agreement shall operate as a waiver of such power or right nor shall any single or partial exercise of any such power or right preclude any other or further exercises thereof or the exercise of any other power or right under this Agreement.

18.3 The expiry or termination of this Agreement shall not prejudice the rights of any Party in respect of any antecedent breach or non-performance by the other Party of any of the terms or conditions hereof.

19. VARIATIONS NOT EFFECTIVE UNLESS IN WRITING

No variation, modification or waiver of any provision of this Agreement, or consent to any departure therefrom, shall in any way be of any force or effect unless confirmed in writing and signed by the Parties and then such variation, modification, waiver or consent shall be effective only in the specific instance and for the purpose and to the extent for which made or given.

20. **COSTS**

20.1 Each of the Parties shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

20.2 Any stamp duty payable in connection with the transfer of the Sale Shares shall be borne and paid by the Purchaser.

21. **DOMICILIUM**

21.1 The Parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this Agreement as follows:

Seller:	Level 0, "Wilds View" Isle of Houghton cnr Boundary & Carse O'Gowrie Road Houghton Estate Johannesburg Fax no.: (011) 481-7235
Purchaser:	1st Floor, Block B Cullinan Place Cullinan Close Morningside Sandton Fax: (011) 463-3430
Saxendrift:	Level 0, "Wilds View" Isle of Houghton cnr Boundary & Carse O'Gowrie Road Houghton Estate Johannesburg Fax no.: (011) 481-7235

21.2 Any Party hereto shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number in the RSA, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

21.3 All notices, demands, communications or payments intended for any Party shall be made or given at such Party's domicilium for the time being.

21.4 A notice sent by one Party to another Party shall be deemed to be received:

21.4.1 on the same day, if delivered by hand;

21.4.2 on the same day of transmission if sent by telex or telefax and if sent by telefax with receipt received confirming completion of transmission;

21.4.3 on the seventh day after posting, if sent by prepaid registered mail.

21.5 Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

22. AGREEMENT TO REMAIN BINDING

The provisions of this Agreement shall be and shall remain binding on the heirs, successors and assigns (to the extent permitted) of the Parties hereto, and the respective administrators and trustees of their deceased estates.

23. GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of the RSA. Furthermore the Parties hereto hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) in regard to such matters arising from this Agreement not specifically regulated otherwise.

24. CONFIDENTIALITY

24.1 No Party shall publish any announcement of this transaction through any of the media until the others of them shall have approved in writing the proposed announcement.

24.2 All information or documents which may be made available to the Purchaser in connection with the business, whether prior to or after the signing of this Agreement, shall be kept in the strictest confidence.

25. ARBITRATION

25.1 Any dispute between the Parties in regard to:

25.1.1 the interpretation of;

25.1.2 the effect of;

25.1.3 the Parties' respective rights and obligations under;

25.1.4 a breach of;

25.1.5 any matter arising out of;

this Agreement shall be decided by arbitration in the manner set out in this clause.

25.2 The said arbitration shall be held subject to the provisions of this clause:

25.2.1 at Sandton;

25.2.2 informally;

25.2.3 otherwise in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

it being the intention that if possible it shall be held and concluded within 21 Business Days after it has been demanded.

25.3 The arbitrator shall be if the question in issue is:

25.3.1 primarily an accounting matter an independent chartered accountant of not less than 10 years standing agreed upon between the Parties;

25.3.2 primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon between the Parties;

25.3.3 any other matter an independent person agreed upon between the Parties.

25.4 If the Parties cannot agree upon a particular arbitrator in terms of 25.3 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 25.3.1, 25.3.2 and 25.3.3, as the case may be, shall be made by the President of the Law Society of the Northern Provinces within 7 days after the Parties have so failed to agree.

25.5 The Parties irrevocably agree that the decision, in the absence of manifest error, in these arbitration proceedings:

25.5.1 shall be binding on them,

25.5.2 shall be carried into effect,

25.5.3 may be made an order of any Court of competent jurisdiction.

26. GENERAL

26.1 This document constitutes the sole record of the agreement between the Parties in regard to the subject matter hereof.

26.2 No party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

26.3 No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

26.4 No indulgence which either of the Parties ("the grantor") may grant to the other Party ("the grantee(s)") shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee(s) which might have arisen in the past or which might arise in the future.

26.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

26.6 No Party shall be entitled to cede, assign or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other Parties.

26.7 This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so

executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

THUS DONE and SIGNED at SANDTON on this the 2 day of OCTOBER 2008.

For and on behalf of

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

by

____
who warrants his authority hereto

THUS DONE and SIGNED at Sandton on this the 2 day of October 2008.

For and on behalf of

LIBERTY LANE TRADING 167 (PROPRIETARY) LIMITED

by

____
who warrants his authority hereto

THUS DONE and SIGNED at SANDTON on this the 2 day of OCTOBER 2008.

For and on behalf of

SAXENDRIFT MINE (PROPRIETARY) LIMITED

by

who warrants his authority hereto

SCHEDULE A

DEED OF PLEDGE

We, the undersigned,

LIBERTY LANE TRADING 167 (PROPRIETARY) LIMITED

(Registration Number 2006/034754/07)

consented to provide security for the due and punctual performance by us of all our obligations ("Obligations") in terms of the loan arrangement ("Loan") advanced to us by, Rockwell Resources RSA (Proprietary) Limited (registration number 2005/023297/07) ("Rockwell RSA") in terms of the Sale of Shares and Claims Agreement ("Sale Agreement") and to which this pledge is annexed as Schedule A entered into between us and Rockwell RSA, simultaneously with the signing hereof.

1 Accordingly we hereby cede, make over, transfer and deliver our rights, title and interest in and to 47 ordinary shares of R1,00 each, fully paid up in the share capital of Saxendrift Mine (Proprietary) Limited (registration number 2006/005971/07) ("Saxendrift") ("Pledged Shares") and our pro rata claims on loan account against Saxendrift from time to time (if any) ("Claims") beneficially owned by ourselves pursuant to the implementation of the Sale Agreement.

2 We shall, on the date that the Sale Agreement takes effect, deliver to Mervyn Taback Inc. (registration number 2000/024541/21) ("Attorney"), the legal advisors of Rockwell RSA, the share certificates in respect of the Pledged Shares as well as share transfer forms duly executed by ourselves, blank as to the transferee, which shall hold the aforesaid share certificates and share transfer forms in trust until such time as our obligations under the Sale Agreement in relation to the Loan will have been executed in full and all sums of money payable therein to Rockwell RSA will have been settled in full.

3 If any of our Obligations, secured by this Pledge, are breached under the Sale Agreement to which this Pledge is annexed as Schedule "A", and further subject to this Pledge having taken effect, then Rockwell RSA shall be entitled and it is specifically and irrevocably authorised *in rem suam*:

3.1 to exercise in such manner as it deems fit, all our rights as shareholder of Saxendrift, including:

3.1.1 all voting rights attaching to the Pledged Shares then remaining the subject to the Pledge;

3.1.2 the right to requisition any meeting of Saxendrift for any purpose whatever;

3.2 to sell the Pledged Shares then remaining the subject to the Pledge together with the Claims (if any) or any part thereof to such persons, in such manner and on such terms and conditions as it deems fit subject to:

3.2.1 Rockwell RSA:

3.2.1.1 obtaining the relevant court order;

3.2.1.2 obtaining such appropriate consent from the remaining shareholders (excluding ourselves) of Saxendrift as may be required in respect of such action; and

3.2.1.3 notifying the Minister of the Department of Minerals and Energy ("Minister") or if required, obtaining the Minister's consent in respect of the substitution of ourselves by another person who qualifies as historically disadvantaged persons as envisaged in the Broad-Based Socio-Economic Empowerment Charter for the

South African Mining Industry published pursuant to Section 100(2)(a) of the Minerals Petroleum and Resources Development Act, 2002 (as amended) ("Empowerment Requirement")

3.3 for the purpose of any sale in terms of 3.2.1 to:

3.3.1 institute any legal proceedings which it may deem necessary;

3.3.2 give effective receipts for the discharge of the purchase price of the Pledged Shares then remaining the subject to the Pledge and the Claims (if any) so sold by it;

provided that any balance of the proceeds realised in excess of our indebtedness (less costs, expenses incurred and interest payable to Rockwell RSA) from such sale to be repaid to ourselves;

3.4 to, subject to the appropriate court order, obtain the appropriate consent from the remaining shareholders (if any) and notify the Minister or obtain the Minister's consent (if required), take transfer of and procure registration of all of the Pledged Shares then remaining the subject to the Pledge in the name of a party who will qualify as a historically disadvantaged person in terms of the Empowerment Requirement at the fair valuation made at our expense by the auditors of Saxendrift (whose determination shall be final and binding on us);

3.5 generally to do everything which may be required by Rockwell RSA (including instructing the Attorneys to deliver the share certificates and the share transfer forms to Rockwell RSA on receipt of written notice from

Rockwell RSA and to sign any document which it considers necessary for the purpose of or to give effect to this cession and pledge.

4 Rockwell RSA shall:

4.1 not have the right to recover any additional amount from us;

4.2 be entitled to sign any transfer form or other document on our behalf and to do anything else which may be necessary to give effect to such sale or transfer.

5 This pledge shall only lapse in respect of all of the Pledged Shares being paid for in full on or before 31 December 2010 and upon our obligations towards Rockwell RSA in terms of the Sale Agreement pertaining to the Loan being extinguished whereupon we shall be entitled to the return of the Pledged Shares then remaining the subject to the Pledge hereby pledged and the cession of our rights in the Claims (if any) and Rockwell RSA shall have no further claim against us for our obligations contemplated in the Sale Agreement pertaining to the Loan.

6 During the continuance of this Pledge, we shall not without Rockwell RSA's prior written consent:

6.1 sell or otherwise dispose of the Pledged Shares, the Claim or any of them; or

6.2 permit any variation to the rights attaching to the Pledged Shares as they are at the date of signature hereof.

7 It is specifically recorded that such number of Pledged Shares paid for in full by us will be released from this Pledge against execution by us of an amended CM42 in respect of the remaining Pledged Shares.

8 Any notice to be given to us in terms of this Pledge shall be presumed, until the contrary is proved, to have been received by us if delivered by hand at 1st Floor, Block B, Cullinan Place, Cullinan Close, Morningside, Sandton marked for the attention of The Company Secretary, 1 (one) day after the date of delivery.

9 We hereby indemnify and hold the Attorneys harmless from any and all claims, cost, expense and/or damage arising from any act or omission in executing its obligations hereunder, save if such act or omission may be ascribed to gross negligence and/or wilful misconduct on its part.

SIGNED at Sandton on 2 October 2008

For:

LIBERTY LANE TRADING 167 (PROPRIETARY) LIMITED

by: [signature]

who warrants that he is duly authorised thereto